Exhibit 99.1

Ignyta Announces Proposed Public Offering of Common Stock

San Diego, April 27, 2016— Ignyta, Inc. (Nasdaq: RXDX) (“Ignyta”), a precision oncology biotechnology company, today announced that it has commenced an underwritten public offering to sell approximately $50.0 million of shares of its common stock. In connection with this offering, Ignyta expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering at the public offering price, less the underwriting discounts and commissions. The offering is subject to market and other conditions, and there can be no assurances as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Ignyta anticipates using the net proceeds from the offering to fund research and development activities for its development programs, including, but not limited to, the clinical development of entrectinib, to conduct ongoing clinical and pre-clinical development of other pipeline assets such as taladegib, RXDX-105, RXDX-106 and its Spark discovery programs, to complete development activities related to the diagnostic lab and companion diagnostics for each of its targeted therapeutics, and for working capital and other general corporate purposes.

J.P. Morgan Securities LLC is acting as lead book-running manager for the offering. Piper Jaffray & Co. is also acting as a book-running manager.

The shares described above are being offered by Ignyta pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed by Ignyta with the Securities and Exchange Commission (the “SEC”) and that was declared effective on April 21, 2016. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; or from Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at (800) 747-3924, or by email at prospectus@pjc.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Ignyta, Inc.

At Ignyta, we fight cancer - a formidable opponent that manifests as thousands of different molecularly defined diseases and takes away millions of lives globally, every year. In this fight, our big hairy audacious goal (BHAG) is not just to shrink tumors but to eradicate residual disease—the source of cancer relapse and recurrence—in precisely defined patient populations by 2030. We will work tirelessly to achieve this BHAG by pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. Our Rx efforts are focused on discovering, in-licensing or acquiring, then developing and commercializing, molecularly targeted therapies that, sequentially or in combination, are foundational for eradicating residual disease. Our Dx efforts aim to pair these product candidates with biomarker-based companion diagnostics that are designed to precisely identify, at the molecular level, the patients who are most likely to benefit from the therapies we develop. We believe that only through this integrated Rx/Dx approach can we succeed in this fight.

Forward-Looking Statements:

This press release contains “forward-looking statements” about Ignyta as that term is defined in the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to

Ignyta’s expectations regarding the completion, timing and size of its proposed public offering, its expectations with respect to granting the underwriters a 30-day option to purchase additional shares and the anticipated use of proceeds therefrom. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties associated with Ignyta’s business and finances in general, and the other risks described in Ignyta’s annual report on Form 10-K for the year ended December 31, 2015 and other filings with the SEC. Ignyta undertakes no obligation to update the statements contained in this press release after the date hereof.

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

Source: Ignyta, Inc.